Exhibit 99.2

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated statement of income of the W&T Offshore, Inc. (The “Company,” “we” or “our”) for the year ended December 31, 2006 illustrates the pro forma effect on the Company’s results of operations of (i) the issuance in June 2007 of the Company’s $450 million 8 1/4% Senior Notes due 2014 (the “Notes”) and (ii) in August 2006, the acquisition of a wholly-owned subsidiary of Kerr-McGee Oil & Gas Corporation (“Kerr-McGee”) by merger for approximately $1.1 billion (the “Kerr-McGee Transaction), including the offering of the Company’s common stock in July 2006 and borrowings under the Company’s $1.3 billion senior secured credit facility (the “Credit Agreement”) which were used to fund a portion of the Kerr-McGee Transaction (the “Transactions”). We own the surviving entity, which is the successor to substantially all of Kerr-McGee’s interests in Gulf of Mexico conventional shelf properties (the “Kerr-McGee Properties”). The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 was prepared assuming that the Transactions had occurred on January 1, 2006.

The unaudited adjustments that are described in the accompanying notes and the resulting unaudited pro forma condensed consolidated financial information are based on available information and certain assumptions we believe are reasonable in connection with the Transactions as described above. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s financial position or results of operations would have been had the Transactions occurred on the dates indicated or the financial position or results of operations for any future date or period.

The unaudited pro forma condensed consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our annual report on Form 10-K for the year ended December 31, 2006.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2006

(In thousands, except per share data)

	Historical	Pre-Acquisition Kerr-McGee Properties January 1 to August 24, 2006		Pro Forma Adjustments		Pro Forma
Revenues:
Oil and gas revenues	$800,348	$346,989	(a)	$—		$1,147,337
Other	118	—		—		118

Total revenues	800,466	346,989		—		1,147,455
Operating costs and expenses:
Lease operating	109,652	66,889	(a)	—		176,541
Production taxes	1,556	3,256	(a)	—		4,812
Gathering and transportation	16,141	—		—		16,141

Revenues in excess of direct operating expenses	673,117	$276,844		—		949,961

Depreciation, depletion and amortization	325,131			123,884	(b)	449,015
Asset retirement obligation accretion	12,496			6,866	(c)	19,362
General and administrative	42,119			6,020	(d)	48,139
Commodity derivative gain	(24,244)			—		(24,244)

Operating income	317,615			(136,770)		457,689
Interest expense:
Incurred	30,418			31,673	(e)	62,091
Capitalized	(13,238)			(19,695	)(f)	(32,933)
Other income	5,919			—		5,919

Income before income taxes	306,354			(148,748)		434,450
Income taxes	107,250			44,834	(g)	152,084

Net income	$199,104			$(193,582)		$282,366

Earnings per common share:
Basic	$2.84					$3.73
Diluted	2.84					3.73
Weighted average number of common shares (basic)	70,177					75,746 (h)
Weighted average nonvested common shares	40					40

Weighted average number of common shares (diluted)	70,217					75,786

See accompanying notes.

W&T OFFSHORE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 reflects the following adjustments.

(a)	To reflect pre-acquisition revenues and direct operating expenses of the Kerr-McGee Properties from January 1, 2006 to August 24, 2006, the closing date of the Kerr-McGee Transaction.

(b)	To reflect depreciation, depletion and amortization associated with oil and gas properties acquired in the Kerr-McGee Transaction, exclusive of $392 million of unevaluated properties at the date of acquisition.

(c)	To reflect accretion of discount on asset retirement obligations associated with oil and gas properties acquired in the Kerr-McGee Transaction.

(d)	To adjust general and administrative expenses due to the addition of personnel required to manage the Company after the Kerr-McGee Transaction and additional office space.

(e)	To adjust interest expense for borrowings under the Credit Agreement incurred in connection with the Kerr-McGee Transaction, the issuance of the Notes and application of the net proceeds to repay borrowings under the Credit Agreement and amortization of related debt issuance costs.

(f)	To adjust capitalized interest related to unevaluated properties acquired in the Kerr-McGee Transaction, to give effect to borrowings under the Credit Agreement incurred in connection with the Kerr-McGee Transaction, the issuance of the Notes and application of the net proceeds to repay borrowings under the Credit Agreement and amortization of related debt issuance costs.

(g)	To adjust income tax expense for the effects of adjustments (a) through (f) based on the federal statutory rate of 35%.

(h)	To adjust weighted average number of common shares for the offering of 8.5 million shares of the Company’s common stock in July 2006 and the exercise of an over-allotment option by the underwriters for an additional 1.275 million shares in August 2006.

3